Exhibit 10.2

Canadian Patents Database

(12)  Patent:

(11)  CA 2269260

(54)  TREATMENT OF CYSTITIS WITH CHONDROITIN SULFATE

(54)  TRAITEMENT DE LA CYSTITE AVEC DU SULFATE DE CHONDROITINE

ABSTRACT:

Cystitis of the bladder and urinary tract, particularly interstitial cystitis, are treated using effective unit doses of chondroitin sulfate. Further, cystitis patients are screened for their response to a given cystitis treatment using a method in which patients are first challenged with an irritant and then treated with a selected cystitis therapeutic. Candidates for further treatment are identified as those patients who on receiving the selected therapeutic, report relief from at least one symptom elicited with the irritant. Also provided are kits comprising solutions for carrying out this screening method.

CLAIMS:

*** Note: Data on abstracts and claims is shown in the official language in which it was submitted.

(72) Inventors (Country):	HAHN, SUNGTACK SAMUEL (Canada)
(73) Owners (Country):	STELLAR INTERNATIONAL INC. (Canada)
(71) Applicants (Country):	STELLAR INTERNATIONAL INC. (Canada)
(74) Agent:	GASTLE AND ASSOCIATES
(45) Issued:	Dec. 31, 2002
(22) Filed:	Apr. 16, 1999
(41) Open to Public Inspection:	Oct. 16, 2000
Examination requested:	Aug. 20, 1999
(51) International Class (IPC):	A61K 31/70 (2006.01)
A61K 49/00 (2006.01)
A61K 31/737 (2006.01)
Patent Cooperation Treaty (PCT):	No
(30) Application priority data:	None
Availability of licence:	N/A
Language of filing:	English

We Claim:

1. The use of chondroitin sulfate in the preparation of a medicament adapted far delivery by instillation, for the treatment of cystitis of the bladder or urinary tract.

2. The use of chondroitin sulfate according to claim 1, wherein the chondroitin sulfate is present in the medicament at a dose in the range from 40mgs to 120mgs.

3. The use of chondroitin sulfate according to claim 1, wherein the chondroitin sulfate is present in the medicament at a concentration within the range from 0.1 mg/mL to 100mg/mL.

4. The use of chondroitin sulfate according to claim 3, wherein the chondroitin sulfate is present in the medicament at a concentration within the range from 1 mg/mL to 10mg/mL.

5. The use of chondroitin sulfate according to any one of claims 1-4, for the treatment of interstitial cystitis.

6. A, pharmaceutical composition adapted for delivery to a patient by instillation, the composition comprising chondroitin sulfate in a unit dose sufficient to relieve a symptom raised in a patient by instillation with a 3.0% potassium chloride solution, and an aqueous vehicle.

7. A pharmaceutical composition according to claim 6, wherein said unit dose of chondroitin sulfate is within the range from 40mgs to 120mgs.

8. A pharmaceutical composition according to claim 7, comprising about 80mgs of chondroitin sulfate and about 40mL of an aqueous vehicle.

9. A pharmaceutical composition according to claim 8, wherein the aqueous vehicle is phosphate buffered saline.

10, A pharmaceutical composition, in the form of a sterile solution suitable for delivery to a patient by instillation, the composition comprising from 40mgs to 120mgs of injectable grade chondroitin sulfate having an average molecular weight in the range from 10,000 Daltons to 40,000 Daltons, and an aqueous vehicle, wherein the chondroitin sulfate is present at a concentration of about 2mg/mL.

11. The use of a pharmaceutical composition as claimed in any one of claims 6 10, for the treatment of interstitial cystitis.

12. A sterile-filled vial or similar container, comprising a pharmaceutical composition as defined in any one of claims 6-10, the said vial bearing a label instructing use of the composition for the treatment of interstitial cystitis.

13. A method useful for screening patients to identify responders to a given cystitis therapy, the method comprising the steps of (1) delivering to the patient by instillation a challenge solution containing an irritant effective to elicit a response in a patient afflicted with cystitis, (2) draining the irritant solution after the response is elicited, and then (3) delivering to the patient by instillation a neutralizing solution comprising an agent having interstitial cystitis treatment properties, whereby patient responders are identified as those patients reporting relief, from at least one symptom raised by the challenge solution, when the neutralizing solution is instilled.

14. The method according to claim 13, wherein the agent in the neutralizing solution is a glycosaminoglycan.

15. The method according to claim 14, wherein the agent is chondroitin sulfate.

16. The method according to any one of claims 13-15, wherein the irritant in the challenge solution 16 is potassium.

17. The method according to claim 16, wherein the challenge solution is a 3.0% KCl solution.

18. A kit useful clinically for performing the method of claim 13, the kit comprising, in combination, (1) a neutralizing solution comprising an effective amount of an agent useful to treat symptoms of interstitial cystitis or related bladder condition, and an aqueous vehicle, (2) a challenge solution comprising an irritant for eliciting symptoms in a patient afflicted with cystitis; and (3) printed instructions teaching the use, in combination, of the first and second sterile solutions in ccordance with the method of claim 13.

Administrative Status:

Title	Date
(22) Filed	1999-04-16
(41) Open to Public Inspection	2000-10-16
Examination Requested	1999-08-20
(45) Issued	2002-12-31